EXHIBIT 10.2

FIRST AMENDMENT

TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”), made effective as of March 1, 2012 (the “Effective Date”), by and between Navigant Consulting, Inc., a Delaware corporation (the “Company”), and William M. Goodyear (the “Executive”). The Company and the Executive are referred to jointly below as the “Parties.”

WHEREAS, the Company and the Executive previously entered into that certain Amended and Restated Employment Agreement, effective as of January 1, 2009 (the “Employment Agreement”);

WHEREAS, the Parties have agreed that the Executive will transition his position to that of the Company’s Executive Chairman of the Board of Directors;

WHEREAS, the Parties now consider it desirable to amend the Employment Agreement to reflect the change in the Executive’s position and certain other changes to the Employment Agreement agreed by the Parties;

NOW THEREFORE, in accordance with Paragraph 14(a) of the Employment Agreement and in consideration of the mutual promises herein made, the sufficiency of which are expressly acknowledged, the Parties agree to amend the Employment Agreement, effective as of the Effective Date, as follows:

1. By substituting the following for Paragraph B of the Recitals to the Agreement:

“B.	The Company desires to continue to employ the Executive as its Executive Chairman of the Board of Directors, and the Executive desires to accept such employment, on the terms and conditions set forth herein.”

2. By substituting the following for Paragraphs 2 and 3 of the Agreement:

“2.	Employment Term. The term of the Executive’s employment by the Company under this Agreement will begin as of March 1, 2012 (the ‘Amendment Effective Date’) and will continue until April 30, 2014 (the ‘Employment Term’).

3.	Position and Responsibilities. During the period of his employment hereunder, the Executive agrees to serve the Company, and the Company shall employ the Executive, as its Executive Chairman. As a senior Company executive, the Executive shall be responsible to carry out the duties and responsibilities directed by the Company’s Chief Executive Officer and Board of Directors (the ‘Board’), and as Chairman, the Executive shall be responsible for Board activities. The Executive will be available full-time, subject to Paragraph 4(c) below.”

3. By striking Paragraph 4(b) of the Agreement in its entirety and inserting in its place the phrase “Intentionally Omitted”.

4. By substituting the figure “$650,000” for the figure “$850,000” in the first sentence of Paragraph 5(a) of the Agreement.

5. By adding the following sentence to Paragraph 5(b) of the Agreement as the third sentence thereof:

“The Executive’s target bonus shall be set at one hundred percent (100%) of the Executive’s Base Salary during the Employment Term.”

6. By substituting the following for Paragraphs 7(c) and (d) of the Agreement:

“(c)	Intentionally Omitted

(d)	Any termination shall be communicated by Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) specifies the termination date (which date shall be not more than 30 days after the giving of such notice).”

7. By substituting the following for Paragraph 8(a) of the Agreement:

“(a)	In consideration for the Executive’s waiver of certain rights he had under this Agreement prior to the Amendment Effective Date, the Company has agreed that, except as set forth in Paragraphs 8(b) and (c) below, upon the Executive’s Separation from Service within the meaning of Section 409A of the Code (a ‘Separation from Service’), the Company will pay the Executive an amount equal to two times the sum of (1) the Executive’s Base Salary in effect immediately prior to the Amendment Effective Date plus (2) the average of his annual bonuses for the three most recent years prior to the Amendment Effective Date, within ten days after the Executive’s Separation from Service. This payment would be in lieu of and not in addition to any other payment under this Paragraph 8.”

8. By substituting the following for clauses (1) and (2) of Paragraph 8(b) of the Agreement:

“(1) the Executive’s Base Salary in effect immediately prior to the Amendment Effective Date plus (2) the average of his annual bonuses for the three most recent years prior to the Amendment Effective Date.”

9. By substituting the following for Paragraph 8(c) of the Agreement:

“(c)	If, during the Employment Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment for Cause or the Executive’s resignation, then the Company shall have no further obligation to the Executive other than the obligation to pay to the Executive (A) his Base Salary through the date of Separation from Service and (B) any other compensation and benefits due to the Executive in accordance with this Agreement, in each case to the extent theretofore unpaid.”

10. By striking Paragraph 9 of the Agreement, “Change of Control Benefits” in its entirety and inserting in its place the phrase “Intentionally Omitted”.

11. By substituting the following for Paragraph 10 of the Agreement:

“10. No Gross Up; Cut Back of Employment Termination Payments.

(a)	This Agreement does not provide payments or benefits to the Executive upon a change in control. However, in the event that the employment termination payments provided to the Executive under Paragraph 8 above, or any payment or benefit payable or provided to the Executive under any other plans and programs of the Company and its affiliates (collectively, the ‘Employment Termination Payments’), are determined to constitute a parachute payment, as such term is defined in Section 280G(b)(2) of the Code and would subject the Executive to an excise tax under Section 4999 of the Code (the ‘Excise Tax’), the Employment Termination Payments shall be reduced so that the maximum amount of the Employment Termination Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Employment Termination Payments to be subject to the Excise Tax; provided, however, that the Employment Termination Payments shall only be reduced to the extent that the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. In making any determination as to whether the Employment Termination Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Employment Termination Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of applicable change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (the ‘change in control transaction’).

(b)	If a reduction is required under Paragraph 10(a), the Employment Termination Payments shall first be reduced by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Employment Termination Payments with any reduction in non-cash Employment Termination Payments being reduced before any cash Employment Termination Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Code Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Code Section 409A. Vesting or payments shall be reduced or eliminated starting with the vesting or payment, as applicable, which is to occur the furthest in the future.

(c)	An initial determination as to whether (i) any of the Employment Termination Payments and the amount thereof would be subject to the Excise Tax, and (ii) the amount of the reduction, if any, that may be required pursuant to Paragraph 10(a), shall be made by an independent accounting firm selected by the Company and reasonably acceptable to the Executive (the ‘Accounting Firm’) prior to the consummation of applicable change in control transaction. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Employment Termination Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.”

12. By adding the following new Paragraph 14(g) to the Agreement, immediately after Paragraph 14(f) thereof:

“(g)	Compensation Recoupment Policy. Compensation paid or awarded under this Agreement shall be subject to any compensation recoupment policy adopted by the Company from time to time that applies to the Company’s executive officers generally.”

IN WITNESS WHEREOF, the parties have executed this Agreement this 22 day of February 2012.

/s/ William M. Goodyear	Navigant Consulting, Inc.
William M. Goodyear
	By:	/s/ Stephan A. James
	Its:	Chairman, Compensation Committee

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